Exhibit 99.1

INTERNATIONAL ALUMINUM CORPORATION AGREES TO BE ACQUIRED BY GENSTAR CAPITAL, LLC

Shareholders to Receive $53.00 Per Share in Cash

Transaction Valued at Approximately $228 Million

Monterey Park, California, January 10, 2007 — International Aluminum Corporation (NYSE: IAL), a manufacturer of diversified lines of quality aluminum and vinyl products, announced today that it has entered into a definitive merger agreement to be acquired by an affiliate of Genstar Capital, LLC (‘Genstar”) for $53.00 per share in cash, in a transaction with a total implied equity value of approximately $228 million.

The Genstar offer of $53.00 per share represents a premium of approximately 6% over International Aluminum’s closing price on January 9, 2007, the last trading day before disclosure of the merger, and a 19.4% premium over the average closing price during the sixty trading days ended January 9, 2007.

The Board of Directors of International Aluminum has unanimously approved the merger agreement, the merger and the transactions contemplated thereby, and will also recommend approval by International Aluminum’s shareholders.

In addition, Mr. Cornelius Vanderstar, International Aluminum’s Chairman and largest shareholder, has entered into a voting support agreement in which he agrees, subject to certain exceptions, to vote his shares in favor of the acquisition by Genstar.  Mr. Vanderstar owns approximately 40% of the outstanding stock of International Aluminum.

The transaction will be financed through a combination of an equity investment by Genstar and debt financing which has been committed by CIBC, Inc.  Genstar’s obligation to complete the merger is conditioned upon its receipt of the funds that are described in the financing commitment that it has provided to International Aluminum.  Completion of the transaction is also subject to the affirmative vote of International Aluminum shareholders, anti-trust regulatory approval, and other customary closing conditions.

The completion of the transaction is expected to occur during the second calendar quarter of 2007, with the timing dependent on a number of factors.  Following completion, International Aluminum’s stock will be de-listed from the New York Stock Exchange and will no longer trade publicly.  International Aluminum’s headquarters will remain in Monterey Park, California.

Ronald L. Rudy, President and Chief Executive Officer of International Aluminum, said:  “This transaction offers shareholders the ability to realize substantial value from their investments in International Aluminum, and is a strong affirmation of the position we have built in our markets.  We look forward to working with Genstar to build on this position.”

In a statement, Genstar Capital Managing Director Darren J. Gold said: “We believe International Aluminum is a leader in its industry and we are excited about partnering with the company to continue its growth.  Genstar has a very successful track record of investing in building products companies like International Aluminum.  We hope to leverage this experience to continue the company’s long history of success.”

Citigroup Global Markets, Inc. is acting as financial advisor to the Board of Directors of International Aluminum and to International Aluminum, and has rendered a fairness opinion to the Board of Directors in connection with the proposed transaction.  Troy & Gould P.C. is acting as legal counsel to International Aluminum, and Weil, Gotshal & Manges LLP is acting as legal counsel to Genstar.

About International Aluminum

International Aluminum is an integrated building products manufacturer of diversified lines of quality aluminum and vinyl products.  The company was incorporated in California in 1963 as successor to an aluminum fabricating business begun in 1957. Residential products are fabricated from aluminum and vinyl into a broad line of horizontal sliding windows, vertical sliding windows, casement windows, garden windows, bay and bow windows, special configuration windows, louvre windows, patio doors, wardrobe mirror doors, and related products.  Commercial products are fabricated from aluminum into curtainwalls, window walls, slope glazed systems, storefront framing, entrance doors and frames, and commercial operable windows for exterior applications, including storm and blast resistant applications and office fronts, office partitions, doors, and frames for interior applications.

About Genstar Capital, LLC

Based in San Francisco, Genstar Capital (www.gencap.com) is a private equity firm that makes leveraged investments in quality middle-market companies.  Genstar Capital works in partnership with management to transform its portfolio companies into industry-leading businesses.  With more than $900 million of committed capital under management and significant investing experience, Genstar focuses on selected segments of the life sciences, business services, and industrial technology sectors.

Forward-Looking Statements

This press release contains certain statements that are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  Such statements are qualified by the inherent risks and uncertainties surrounding future expectations generally, and also may materially differ from actual future experience involving any one or more of such statements.  Such risks and uncertainties include: approval of the merger by the shareholders of International Aluminum; satisfaction of various other conditions to the closing of the merger contemplated by the merger agreement; and other risk factors as set forth from time to time in International Aluminum’s filings with the Securities and Exchange Commission.  The inclusion of a forward-looking statement in this press release should not be regarded as a representation by International Aluminum that its objectives will be achieved. International Aluminum undertakes no obligation to publicly update forward-looking statements, whether as a result of new information, future events, or otherwise.

Additional Information and Where to Find It

In connection with the proposed merger and required shareholder approval, International Aluminum will file a proxy statement with the SEC.  The proxy statement will be mailed to the shareholders of International Aluminum.  International Aluminum’s shareholders are urged to read the proxy statement and other relevant materials when they become available because they will contain important information about the merger and International Aluminum.  Shareholders may obtain free copies of these documents (when they are available) and other documents filed with the SEC at the SEC’s web site at www.sec.gov.  In addition, shareholders may obtain additional details on the transaction as well as free copies of the documents filed with the SEC by International Aluminum by sending a request to International Aluminum Corporation, 767 Monterey Pass Road, Monterey Park, California, 91754, Attention:  Corporate Secretary, or by calling International Aluminum at (323) 264-1670.

International Aluminum and its executive officers and directors may be deemed to be participants in the solicitation of proxies from International Aluminum’s shareholders with respect to the merger.  Information about International Aluminum’s executive officers and directors and their ownership of International Aluminum is set forth in the proxy statement for the International Aluminum 2006 Annual Meeting of Shareholders, which was filed with the SEC on September 22, 2006.  Shareholders may obtain more detailed information regarding the direct and indirect interests of International Aluminum and its respective executive officers and directors in the merger by reading the preliminary and definitive proxy statements regarding the merger, which will be filed with the SEC.

Media Contact

International Aluminum Corporation:

Ronald L. Rudy, Chief Executive Officer (323) 264-1670